SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*







                          Elite Information Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    111433108
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                February 6, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_|          Rule 13d-1(b)

     |X|          Rule 13d-1(c)

     |_|          Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         111433108
--------------------------------------------------------------------------------
    1)    Names of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
               Tudor Investment Corporation
          ----------------------------------------------------------------------
               22-2514825
          ----------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
              ------------------------------------------------------------------
          (b)         X
              ------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)    SEC Use Only
                       ---------------------------------------------------------
--------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization              Delaware
--------------------------------------------------------------------------------
                      (5)  Sole Voting Power                       0
Number of Shares      ----------------------------------------------------------
Beneficially          (6)  Shared Voting Power               312,457
Owned by Each         ----------------------------------------------------------
Reporting Person      (7)  Sole Dispositive Power                  0
With                  ----------------------------------------------------------
                      (8)  Shared Dispositive Power          312,457
--------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person   312,457
--------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9         3.9%
--------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)             CO
--------------------------------------------------------------------------------

CUSIP No.         111433108
--------------------------------------------------------------------------------
    1)    Names of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
               Paul Tudor Jones, II
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
              ------------------------------------------------------------------
          (b)         X
              ------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)    SEC Use Only
                       ---------------------------------------------------------
--------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization               USA
--------------------------------------------------------------------------------
                      (5)  Sole Voting Power                       0
Number of Shares      ----------------------------------------------------------
Beneficially          (6)  Shared Voting Power               335,450
Owned by Each         ----------------------------------------------------------
Reporting Person      (7)  Sole Dispositive Power                  0
With                  ----------------------------------------------------------
                      (8)  Shared Dispositive Power          335,450
--------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person   335,450
--------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9         4.1%
--------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)             IN
--------------------------------------------------------------------------------

CUSIP No.         111433108
--------------------------------------------------------------------------------
    1)    Names of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
              Tudor Proprietary Trading, L.L.C.
          ----------------------------------------------------------------------
              13-3720063
          ----------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
              ------------------------------------------------------------------
          (b)         X
              ------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)    SEC Use Only
                       ---------------------------------------------------------
--------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization              Delaware
--------------------------------------------------------------------------------
                      (5)  Sole Voting Power                       0
Number of Shares      ----------------------------------------------------------
Beneficially          (6)  Shared Voting Power                22,993
Owned by Each         ----------------------------------------------------------
Reporting Person      (7)  Sole Dispositive Power                  0
With                  ----------------------------------------------------------
                      (8)  Shared Dispositive Power           22,993
--------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person    22,993
--------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9         0.3%
--------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)             OO
--------------------------------------------------------------------------------

CUSIP No.         111433108
--------------------------------------------------------------------------------
    1)    Names of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
               The Altar Rock Fund L.P.
          ----------------------------------------------------------------------
               06-1558414
          ----------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
              ------------------------------------------------------------------
          (b)         X
              ------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)    SEC Use Only
                       ---------------------------------------------------------
--------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization              Delaware
--------------------------------------------------------------------------------
                      (5)  Sole Voting Power                       0
Number of Shares      ----------------------------------------------------------
Beneficially          (6)  Shared Voting Power                 1,563
Owned by Each         ----------------------------------------------------------
Reporting Person      (7)  Sole Dispositive Power                  0
With                  ----------------------------------------------------------
                      (8)  Shared Dispositive Power            1,563
--------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person     1,563
--------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9        0.02%
--------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)            PN
--------------------------------------------------------------------------------

CUSIP No.         111433108
--------------------------------------------------------------------------------
    1)    Names of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
               The Raptor Global Portfolio Ltd.
          ----------------------------------------------------------------------
               98-0211544
          ----------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
              ------------------------------------------------------------------
          (b)         X
              ------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)    SEC Use Only
                       ---------------------------------------------------------
--------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization         Cayman Islands
--------------------------------------------------------------------------------
                      (5)  Sole Voting Power                       0
Number of Shares      ----------------------------------------------------------
Beneficially          (6)  Shared Voting Power               310,894
Owned by Each         ----------------------------------------------------------
Reporting Person      (7)  Sole Dispositive Power                  0
With                  ----------------------------------------------------------
                      (8)  Shared Dispositive Power          310,894
--------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person   310,894
--------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9         3.8%
--------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)             CO
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Elite Information Group, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               5100 West Goldleaf Circle
               Suite 100
               Los Angeles, CA 90056

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               Tudor Proprietary Trading, L.L.C. ("TPT")
               The Altar Rock Fund L.P. ("Altar Rock")
               The Raptor Global Portfolio Ltd. ("Raptor Portfolio")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC, TPT and Altar Rock is:

                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of each of Tudor BVI, Raptor Portfolio and BVI Portfolio is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation.
               Mr. Jones is a citizen of the United States.
               Altar Rock is a Delaware limited partnership.
               TPT is a Delaware limited liability company.
               Raptor Portfolio is a company organized under the laws of the Cayman Islands.

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:
               111433108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) [ ] Broker or Dealer registered under section 15 of the Act
         (b) [ ] Bank as defined in section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
         (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of February 6, 2002).

         (a)   Amount Beneficially Owned:  See Item 9 of cover pages

         (b)   Percent of Class:  See Item 11 of cover pages

         (c)   Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote
                     See Item 5 of cover pages
                     ----------------------------------------
               (ii)  shared power to vote or to direct the vote
                     See Item 6 of cover pages
                     ----------------------------------------
               (iii) sole power to dispose or to direct the disposition of
                     See Item 7 of cover pages
                     ----------------------------------------
               (iv) shared power to dispose or to direct the disposition of See Item 8 of cover pages
                     ----------------------------------------

          The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (22,993 shares), Altar Rock (1,563 shares) and Raptor Portfolio (310,894 shares). Because TIC is the sole general partner of Altar Rock and provides investment advisory services to Raptor Portfolio, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.

Item 5.  Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7.  Identification  and  Classification of the Subsidiary Which Acquired
           the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Dated:   February 8, 2002

                                       TUDOR INVESTMENT CORPORATION


                                       By:  /s/ Stephen N. Waldman
                                           -------------------------------------
                                           Stephen N. Waldman
                                           Vice President and Associate General
                                           Counsel



                                         /s/ Paul Tudor Jones, II
                                       -----------------------------------------
                                           Paul Tudor Jones, II



                                       TUDOR PROPRIETARY TRADING, L.L.C.


                                       By:  /s/ Stephen N. Waldman
                                           -------------------------------------
                                           Stephen N. Waldman
                                           Vice President and Associate General
                                           Counsel



                                       THE ALTAR ROCK FUND L.P.

                                       By: Tudor Investment Corporation,
                                           General Partner


                                           By:   /s/ Stephen N. Waldman
                                               ---------------------------------
                                               Stephen N. Waldman
                                               Vice President and Associate
                                               General Counsel

                                       THE RAPTOR GLOBAL PORTFOLIO LTD.

                                       By: Tudor Investment Corporation,
                                           Investment Advisor


                                           By:   /s/ Stephen N. Waldman
                                               ---------------------------------
                                               Stephen N. Waldman
                                               Vice President and Associate
                                               General Counsel